EXHIBIT 99.1



FOR IMMEDIATE RELEASE



Contacts:

Heidi Hutchinson                                       Cecile Cheung
Senior Public Relations Manager                        Senior Account Executive
Aptimus, Inc.                                          Edelman Seattle
(206) 441-9100 x 211                                   (206) 223-1606
heidih@aptimus.com                                     cecile.cheung@edelman.com


                        NETWORK GROWTH AND NEW TECHNOLOGY

                     FROM ACQUISITION OF XMARKSTHESPOT SPURS

                      NEW 2001 FINANCIAL MODEL FOR APTIMUS

         New Model Focuses on Lead Generation as Primary Revenue Source



     SEATTLE, Dec. 13, 2000 -- Aptimus, Inc. (NASDAQ:APTM), a single-source online direct marketing network, today announced a new financial model for 2001. The new model maintains the same analysts' expectations for total revenues of $37 million for 2001, while relying more heavily on lead generation as the core revenue source due to the growth in the company's network strategy.

     The growth in projected lead generation revenues replaces a projected decline in e-mail marketing revenues, which are expected to remain soft for some time. While the company continues to believe in e-mail marketing as a major long-term business opportunity, the company is no longer dependent on that source of revenue to achieve its 2001 objectives. The company also continues to project operating profitability in the second half of 2001.

     Through its recent acquisition of XMarkstheSpot, a leading provider of pay-for-performance customer acquisition infrastructure for direct marketers, Aptimus now possesses the scalable technology necessary to build out its network strategy. In addition, all of XMarkstheSpot's clients and partners have been incorporated into The Aptimus Network, substantially increasing revenue potential for 2001.

     "Our network model is not only working, but we anticipate it ramping significantly during 2001 based on what we've learned to date," said Tim Choate, chairman and chief executive officer of Aptimus, Inc. "Early results indicate that our recent shift to a network strategy was the right choice for Aptimus, which set a new record in October of over two million orders for the month. However, the network initially overwhelmed our preparations for it, forcing us to identify a network-oriented technology solution. With the acquisition of XMarkstheSpot, which closed last week, we now have a technology platform to scale the network and our lead generation business more rapidly."


                                     -more-

                                                              Aptimus 2001 Model

                                                                           2-2-2


     The new financial model, which projects 85 percent of revenues from lead generation and 15 percent from marketing services (banner advertising, e-mail marketing, etc.), centers around The Aptimus Network(TM), which presents consumers with context-driven offers while distribution partners share in the cost-per-action (CPA) results. The key features provided by the XMarkstheSpot technology include increased targeting ability, dynamically served offers, lead volume management by client and offer, and multiple offer presentation formats for distribution partners. The revenue mix in the revised model differs significantly from original analysts' projections of 60 percent of revenues from marketing services/e-mail marketing and 40 percent of revenues from lead generation in 2001.



     "We strongly believe that the technology devised by XMarkstheSpot combined with the opportunities engendered by Aptimus' network strategy will produce the scale we need to achieve significant revenue growth in lead generation for 2001," said Choate. "While we remain optimistic about the future of e-mail marketing, which we believe is superior to traditional direct mail, we feel it is prudent in the short term to lower our projections for that revenue stream given market dynamics, with lead generation through our network strategy as our main focus."

     Aptimus also announced that because the company has moved to a network model, it will no longer report Club FreeShop membership and repeat order percentage metrics, which are site-centric, but will continue to report registered users. The company also will begin reporting the number of orders taken during each quarter as a measure of network growth.




About Aptimus
Aptimus (formerly FreeShop.com, Inc.) is building the most powerful online direct marketing network. We provide a single-source online marketing solution that enables marketers to reach targeted audiences with specific promotional offers throughout the Internet. With more than 80,000 specialized Web sites and e-mail channels, as well as many of the top 100 Web properties, The Aptimus Network presents consumers with relevant offers geared to their immediate interests, allowing marketers to reach consumers with the right offers when they are most likely to respond. The Aptimus Network includes a wide range of partner sites such as NBC Internet, Inc., About, Inc., iVillage, Inc. and Aptimus-owned sites including FreeShop.com (www.freeshop.com), Desteo (www.desteo.com);
CatalogSite        (www.catalogsite.com),        Free        Magazine       Shop
(www.freeshopmagazines.com) and FreeShop Coupons and Deals (www.freeshopcoupons.com).

     Aptimus is headquartered in Seattle, and is publicly traded on NASDAQ under the symbol APTM. For more information, please visit www.aptimus.com.

                                                              Aptimus 2001 Model

                                                                           3-3-3



This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include comments regarding the ability and anticipated timing for the company to achieve profitability, the expected results or success of particular programs or undertakings and the future rate of growth of FreeShop.com. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company's operating results, the ability to compete successfully, the ability of the company to maintain current client relationships and attract new ones, and the ability to integrate acquired companies. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the "Risk Factors" described in the company's Annual Report on Form 10-K, dated March 31, 2000, and in other quarterly reports and filings on file with the SEC, which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.




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